EXHIBIT 10.3

FORM OF
CORPORATE SERVICES AGREEMENT

     THIS AGREEMENT for the performance of corporate services is dated as of    , 2004, between Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), and Neenah Paper, Inc., a Delaware corporation (“Neenah”), and, as of the date hereof, a wholly-owned subsidiary of Kimberly-Clark.

     WHEREAS, Kimberly-Clark, through its pulp and paper division and certain subsidiaries and affiliates, is engaged in the business of (i) manufacturing and selling fine paper and technical paper and (ii) producing pulp (the “Neenah Business”);

     WHEREAS, the Board of Directors of Kimberly-Clark has determined that it would be advisable and in the best interests of Kimberly-Clark and its stockholders for Kimberly-Clark to transfer and assign, or cause to be transferred or assigned, to Neenah the business, operations, assets and liabilities related to the Neenah Business;

     WHEREAS, Kimberly-Clark has agreed to transfer and assign to Neenah substantially all of the assets and properties of the Neenah Business and Neenah has agreed to the transfer and assignment of such assets and to assume, or cause to be assumed, substantially all of the liabilities and obligations arising out of or relating to the Neenah Business;

     WHEREAS, the date on which the above transaction is to become effective is referred to as the “Distribution Date” as defined in that certain Distribution Agreement between Kimberly-Clark and Neenah, dated as of the date hereof; and

     WHEREAS, the parties hereto deem it to be appropriate and in the best interests of Neenah and Kimberly-Clark that Kimberly-Clark provide certain services to Neenah to facilitate the transaction described above on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

     1. Description of Kimberly-Clark Services. Kimberly-Clark shall, subject to the terms and provisions of this Agreement:

     (a) provide Neenah with general services of a financial, technical, commercial, administrative and/or advisory nature, with respect to the Business, as set forth on Exhibit A hereto; and

     (b) assist Neenah in the efficient transfer of each of the services provided by Kimberly-Clark under this Agreement to Neenah, including training of the Neenah personnel primarily responsible for each of the services going forward, or to a third party designated by Neenah; and

     (c) render such other specific services as Neenah may from time to time reasonably request, subject to Kimberly-Clark’s discretion and its being in a position to supply such additional services at the time of such request.

Unless otherwise specifically provided on Exhibit A, Kimberly-Clark will provide each of the services until December 31, 2005. Neenah may, at its option, upon no less than thirty (30) days prior written notice (or such other period as the parties may mutually agree in writing), direct Kimberly-Clark to provide no longer all or any category of such services.

     2. Consideration for Kimberly-Clark Services. Neenah shall pay Kimberly-Clark in accordance with this Section 2 and Kimberly-Clark shall accept as consideration for the services rendered to Neenah hereunder the following service charges:

     (a) for the services rendered by Kimberly-Clark for or on behalf of Neenah pursuant to Section 1(a), Neenah will be charged the fees set forth on Exhibit A;

     (b) for the services rendered by Kimberly-Clark for or on behalf of Neenah pursuant to Section 1(b), Neenah will be charged certain fees to be negotiated and agreed to by the parties at the time such services are requested.

     3. Terms of Payment. Kimberly-Clark shall submit in writing an invoice covering its charges to Neenah for services rendered hereunder. Such invoice shall be submitted on a monthly basis and shall contain a summary description of the charges and services rendered. Payment shall be made no later than thirty (30) days after the invoice date.

     4. Method of Payment. All amounts payable by Neenah for the services described on Exhibit A shall be remitted to Kimberly-Clark in United States dollars to a bank to be designated in the invoice or otherwise in writing by Kimberly-Clark, unless otherwise provided for and agreed upon in writing by the parties. Detailed billing information will be provided upon request.

     5. WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

     6. Limitation on Liability.

     (a) In no event shall either party have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect or incidental loss or damage suffered by the other party arising from or related to this Agreement, including without limitation, loss of data, profits (excluding profits under this Agreement), interest or revenue, or use or interruption of business, even if such party is advised of the possibility of such losses or damages.

     (b) The limitations set forth in Section 6(a) above shall not apply to liabilities which may arise as the result of (i) willful misconduct or gross negligence of Kimberly-Clark or its subsidiaries or Neenah or its subsidiaries, (ii) amounts inadvertently overpaid by either party, or (iii) amounts for charges otherwise due and payable under this Agreement.

     (c) In no event will Kimberly-Clark’s liability, whether based on contract, tort (including without limitation, negligence), warranty or any other legal or equitable grounds,

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exceed in the aggregate the amount of fees paid to Kimberly-Clark under this Agreement.

     7. Termination. This Agreement shall terminate on    , 200_, but may be terminated earlier in accordance with the following:

     (a) upon the mutual written agreement of the parties;

     (b) by either Neenah or Kimberly-Clark for material breach of any of the terms hereof by Kimberly-Clark or Neenah, as the case may be, if the breach is not corrected within thirty (30) calendar days after written notice of breach is delivered to the defaulting party;

     (c) by either Neenah or Kimberly-Clark forthwith, upon written notice to Kimberly-Clark or Neenah, as the case may be, if Kimberly-Clark or Neenah, as the case may be, shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy;

     (d) by Kimberly-Clark forthwith, upon written notice to Neenah, if, for any reason, the ownership or control of Neenah or any of Neenah’s operations, becomes vested in, or is made subject to the control or direction of, any direct competitor of Kimberly-Clark’s consumer products, service and industrial or health care businesses, or any governmental or regulatory authority; or

     (e) by Neenah forthwith, upon written notice to Kimberly-Clark, if for any reason, the ownership or control of Kimberly-Clark or any of Kimberly-Clark ‘s operations becomes vested in, or is made subject to the control or direction of, any direct competitor of Neenah, or any governmental or regulatory authority.

     Upon any such termination, each party shall be compensated for all services performed to the date of termination in accordance with the provisions of this Agreement.

     8. Performance. The services rendered by Kimberly-Clark hereunder shall be performed in the same manner and with the same skill and care as Kimberly-Clark employs in service of its own business.

     9. Independent Contractor. Kimberly-Clark is providing the services pursuant to this Agreement as an independent contractor and the parties hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.

     10. Confidentiality. The specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a party in conjunction herewith are confidential and are subject to the terms of the Confidentiality provisions of the Distribution Agreement.

     11. Ownership of Information. Any information owned by one party or any of its subsidiaries that is provided to the other party or any of its subsidiaries pursuant to this Agreement shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

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12. Records. Kimberly-Clark shall maintain and retain records related to the provision of the services under this Agreement consistent with Kimberly-Clark’s historical policies regarding its own retention of records. As needed from time to time during the period in which services are provided, and upon termination of the provision of any service, the parties agree to provide each other with records related to the provision of the services under this Agreement to the extent that (i) such records exist in the ordinary course of business, (ii) such records do not involve the incurrence of any material expense to the party providing such records, and (iii) such records are reasonably necessary for such party to comply with its obligations under this Agreement or applicable law.

     13. Amendment. This Agreement may be modified or amended only by the agreement of the parties hereto in writing, duly executed by the authorized representatives of each party.

     14. Force Majeure. Any delays in or failure of performance by any party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of such party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of such party, and which by the exercise of reasonable diligence, such party is unable to prevent.

     15. Assignment. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

     16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Kimberly-Clark:	Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75038
Attn: General Counsel
Facsimile: (214) 281-1492

If to Neenah:	Neenah Paper, Inc.
3460 Preston Ridge Road
Alpharetta, Georgia 50005
Attn: General Counsel
Phone: (678) 566-6500
Fax: (678)

     17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF    , U.S.A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KIMBERLY-CLARK CORPORATION

By:

Name:

Title:

NEENAH PAPER, INC.

By:

Name:	Sean Erwin
Title:	Chief Executive Officer

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EXHIBIT A

SERVICES TO BE RENDERED BY KIMBERLY-CLARK

Management Information Services

     Kimberly-Clark will provide support and services for Neenah business systems applications and Neenah computer operations at the same service levels and subject to the same priority ranking system as were provided to the businesses of Neenah prior to the date of this Agreement (“MIS Services”). Kimberly-Clark shall provide those services until January 31, 2006, subject to Neenah’s right to terminate categories of services pursuant to Section 1 of the Agreement. Should Neenah require services beyond January 31, 2006, a new agreement defining, cost structure and remaining services to be provided must be negotiated.

     Each of Kimberly-Clark and Neenah shall from time to time designate an individual as the authorized representative for all communications with respect to MIS Services.

     The categories of MIS Services and monthly fee schedule for normal and routine operating assistance, minor maintenance and computer operations are set forth below. The monthly charge for Computer Services Support will be reduced when software licensing fees are charged directly to Neenah rather that indirectly to Kimberly-Clark. The charge will be reduced by the amount that Kimberly-Clark’s license fee is reduced.

     Business Systems Project Charges

Fine Paper	$/Month
PIMS Maintenance	2,800
PIMS O/A	1,500
Payroll/Benefit Support	10,400
Training & Doc Consulting	1,000
Legacy Systems Support	9,900
Purchasing/Stores Support	3,800
Legacy Stores Operating Assistance	100
Technical Paper
General Mfg and Order Entry Support	13,600
PIMS Support & Identified Projects	4,500
General Maintenance and Staff Support	2,100
General O/A	3,900
Payroll/Benefit Support	8,000
Training & Doc Consulting	600
Legacy Systems Support	6,500
Purchasing/Stores Support	1,900
Legacy Stores Operating Assistance	100

Computer Services Support Charges
Desktop Services and Messaging	97,400
Connectivity Services	67,500
Voice	49,500
SAP R/3	30,400
SAP B/W	13,000
Mainframe Services	52,400
UNIX Services	23,000
Windows Services	43,100
AS/400 Services	25,900
e-Business	11,900

Notwithstanding Section 1 of the Agreement, Neenah shall give Kimberly Clark no less than ninety (90) days written notice of any such termination of any of the above services; provided that K-C will accommodate a shorter notice period and terminate the service sooner to the extent a particular service so permits at the time of termination.

For all additional services (other than normal operating assistance and minor maintenance) including without limitation, additional project work, systems or application enhancements, maintenance and changes to systems or applications, support or services to separate the systems of Neenah and Kimberly-Clark and creation or generation of current or historical data(“Additional MIS Services”), Neenah will submit to Kimberly-Clark a written request for the Additional MIS Services, together with reasonable documentation and specifications to allow Kimberly-Clark to determine the estimated cost and priority for such Additional MIS Services. To the extent that Kimberly-Clark agrees in its sole discretion to provide the Additional MIS Services, it will provide to Neenah a written estimate of the cost and priority for such Additional MIS Services and Neenah shall inform Kimberly-Clark in writing if Neenah desires to have Kimberly-Clark provide the Additional MIS Services.

Hourly labor rates for K-C staff will be $90 per hour. Hourly rates for K-C obtained consultants, contractors or other third parties utilized on Additional Special Projects will be charged at actual hourly rates, plus any reasonable travel and living expenses, plus applicable administrative charges.

Neenah shall be solely liable for (i) all license fees, charges or other amounts from any third parties (“Vendor Fees”), including consultants, contractors, vendors or licensors, incurred as a result of Kimberly-Clark providing MIS Services or otherwise as a result of utilizing products or software licensed to Kimberly-Clark and utilized by or on behalf of Neenah, regardless of whether such products or services are utilized on the systems or equipment of Kimberly-Clark or Neenah and (ii) all legal or administrative fees and expenses incurred by Kimberly-Clark in responding to requests for Vendor Fees. Kimberly-Clark will notify Neenah promptly of any Vendor Fees.

Notwithstanding anything to the contrary herein (i) all support and services relating to Kimberly-Clark systems applications or IT infrastructure shall be performed only by Kimberly-Clark personnel or contractors or consultants either retained by Kimberly-Clark or approved in advance in writing by Kimberly-Clark; (ii) MIS Services shall only be provided for hardware or other IT infrastructure that is a part of Kimberly-Clark’s infrastructure road map or technology standards on the date of this Agreement or that is added by Kimberly-Clark to its infrastructure roadmap or technology standards after the date of this Agreement; (iii) Kimberly-Clark shall have no obligation to incur additional expenditures or investments relating to additional features or functionality for existing systems or applications, it being understood that in the near future many of the systems or applications in connection with the delivery of MIS Services may become obsolete or may not be used or improved by Kimberly-Clark; and (iv) Neenah shall not attach to, install or otherwise incorporate into the Kimberly-Clark Enterprise Network any equipment, software, product, infrastructure or other device (A) without the prior written consent of Kimberly-Clark and (B) that is not fully compatible with the then existing Kimberly-Clark systems, infrastructure and standards roadmap.

At all times during the term of this Agreement, Neenah shall comply with Kimberly-Clark’s Corporate Security, Computer Security and Global Information Technology Standards, as they may be amended or modified by Kimberly-Clark from time to time during the term of this Agreement. Neenah acknowledges that it has received a copy of such Standards as they exist on the date of this Agreement.

Kimberly-Clark’s Enterprise Network, systems and other intellectual property, including any applications, software code, technology, trade secret, infrastructure, hardware and other products or devices used by Kimberly-Clark and any enhancements, modifications or additions thereto (whether as a result of or in connection with this Agreement or otherwise) shall be and remain the sole and exclusive property of Kimberly-Clark and shall not be deemed works for hire, and Neenah shall have no right, title or interest therein. If Neenah desires to have Kimberly-Clark license or transfer to Neenah any of the same, Kimberly-Clark, in its sole discretion, may license or transfer the same to Neenah on terms agreed to by Neenah and Kimberly-Clark, provided that Neenah shall be liable for all costs and expenses incurred in connection therewith, including any third party license, transfer and other fees, and all costs and expenses incurred to “uninstall” and “re-install” the same. Excluded from the requirements of this paragraph are systems that were built for and used primarily by Neenah.

Employee Benefits Administration and Payroll Services

Payroll Administration: Kimberly-Clark will provide payroll administration services to Neenah with respect to Neenah’s U.S. employees, and such employees will continue to report attendance and absence information using the system maintained by Kimberly-Clark for such purpose, until the earlier of (i) the date Neenah arranges for its own payroll administration services and establishes its own employee and time collection processes and (ii) December 31, 2005, at a cost to Neenah of $20,000 per month. These costs do include (i) all E-memos, mass wage changes, job title set ups, relocation gross-ups and other personnel administrative actions needed by Neenah for the benefit of Transferred Employees, (ii) the preparation of personnel or management reports through HR Browser, consistent with those previously provided, as requested by Neenah with turnaround times consistent with those normally provided by the K-C Payroll Center, and (iii) the preparation and submission of personnel records to outside providers such as Cendant Mobility, EquiServe, EAP vendors, or other 3rd party providers as required by Neenah. These costs do not include the systems costs associated with these activities. Systems costs will be billed according to the Management Information Services portion of this agreement.

Data Conversions: Kimberly-Clark shall assist in the conversion of employee and payroll data to benefit providers, a payroll administrator and an enterprise system engaged or established by Neenah, including any related analysis, design and development of interfaces and reports. The cost to Neenah for these conversion services shall be $36,000 for payroll team support. Systems cost related to the development of interfaces and reports will be billed according to the Management Information Services portion of this agreement.

Group Health and Welfare Plans Administration: Neenah shall use reasonable commercial efforts to contract with Hewitt & Associates (“Hewitt”) to provide group health and welfare benefits (“GH&WB”) administrative services to Neenah through December 31, 2004, at a cost to Neenah equal to the actual cost of such services. Provided that Neenah enters into such a contract with Hewitt, Kimberly-Clark will provide services related to the administration of GH&WB through December 31, 2004 at a cost to Neenah of $5,000 per month. These services will include enrollment activities, customer service, and deduction processing. To facilitate these transition services, Kimberly-Clark and Neenah agree to enter into mutual business associate agreements under the privacy provisions of HIPAA.

To the extent Kimberly-Clark agrees, in its sole discretion, to continue providing such services during 2005, such services shall be provided at a cost to Neenah of $125.00 per hour. If Kimberly-Clark determines not to provide these services to Neenah in 2005, Kimberly-Clark agrees to provide Neenah advance notice on or before    , 2004.

US Pension Plan. Neenah shall use reasonable commercial efforts to contract with Hewitt & Associates (“Hewitt”) to provide defined benefit administrative services through a date not later than June 30, 2005, at a cost to Neenah equal to the actual cost of such services. Neenah will pay Kimberly-Clark from its assets, and not out of any pension plan assets, a fee in the amount of $500 per month for services to be provided by Kimberly-Clark relating to the management of the investment structure for the Kimberly-Clark Corporation Pension Plan for the period beginning with the Distribution and ending on the date the assets and liabilities of the Kimberly-Clark Corporation Pension Plan attributable to current employees of Neenah’s U.S. operations (the “Transferred Employees”) are transferred to the trustee of the corresponding pension plan established by Neenah (the “Transfer Date”).

Kimberly-Clark will be available to provide consulting services requested by Neenah which relate to (i) the administration of the defined benefit and defined contribution plans maintained by Neenah for the benefit of Transferred Employees, at a cost to Neenah of $125 per hour and (ii) after the Transfer Date, the investment of assets in the defined benefit and defined contribution plans maintained by Neenah for the benefit of Transferred Employees, at a cost to Neenah of $200 per hour; provided, however, that Kimberly-Clark shall have the sole discretion to decline to provide any such services so requested.

Canadian Pension Plans. Neenah will pay Kimberly-Clark from its assets, and not out of any pension plan assets, a fee in the amount of $1,500 per month for services to be provided by Kimberly-Clark relating to the management of the investment structure for the Canadian pension plans for the period beginning with the Distribution and ending on the date the assets and liabilities are transferred to the trustee of the corresponding pension plan established by Neenah (the “Transfer Date”).

Kimberly-Clark will be available to provide consulting services requested by Neenah which relate to the administration of, and investment of assets in, the defined benefit and defined contribution plans maintained by Neenah for the benefit of current and former employees of the Canadian pulp and woodlands operations (the “Canadian Employees”), at a cost to Neenah of $200 per hour.

Compensation: Kimberly-Clark will be available to provide consulting services requested by Neenah until March 31, 2005 which relate to the administration of various compensation plans and stock programs maintained by Neenah for the benefit of current transferred employees at a cost to Neenah of $100 per hour.

Relocation: Kimberly-Clark will provide relocation and global assignment program administrative services to Neenah until January 31, 2005 consistent with the services provided prior to the distribution date. K-C will provide advice and counsel on special requests and on arrangements to set up new relocation providers. The cost of such special services will be $70 per hour.

General: Neenah will reimburse Kimberly-Clark for any out-of-pocket costs incurred by Kimberly-Clark while providing the employee benefits administration services, but not the payroll administration services, described in this section, including but not limited to, costs incurred for postage, printing and supplies.

International Employee Services: Kimberly-Clark agrees to retain Keith Johnson on the payroll of Kimberly-Clark International Services Corp. through December 31, 2004. For the period from the Distribution Date until January 1, 2005 (the “Lease Period”), Neenah agrees to lease Keith Johnson from Kimberly-Clark for the performance of management duties in Canada. During the Lease Period, Neenah agrees to pay Kimberly-Clark a monthly amount equal to the cost of Mr. Johnson’s monthly salary, benefits, other fees and other income paid to him by Kimberly-Clark (except any bonus or other amounts paid to him that are attributable to a period prior to the Lease Period). As of January 1, 2005, Neenah intends to hire Mr. Johnson as an employee.

Kimberly-Clark agrees to retain Peter VanDerBogt on the payroll of Kimberly-Clark Benelux through December 31, 2004. For the period from the Distribution Date until January 1, 2005 (the “Lease Period”), Neenah agrees to lease Mr. VanDerBogt from Kimberly-Clark for the performance of duties in Europe. During the Lease Period, Neenah agrees to pay Kimberly-Clark a monthly amount equal to the cost of Mr. Peter VanDerBogt’s monthly salary, benefits other fees, and other income paid to him by Kimberly-Clark (except any bonus or other amounts paid to him that are attributable to a period prior to the Lease Period). As of January 1, 2005, Neenah intends to make other arrangements to compensate Mr. VanDerBogt for his services.

Transportation Services

Kimberly-Clark will provide advice, counsel on freight rate contract renewal negotiation and assistance during periods of transportation disruption related to inclement weather, Major strike, terror attack, etc., only as may be necessary to maintain operations at Kimberly-Clark consuming mills. Such services will cost $2,100 per month. Notwithstanding Section 1 of the Agreement, Neenah shall give Kimberly Clark no less than sixty (60) days written notice of any such termination.

Environment and Energy Services

Kimberly-Clark will provide the following environmental and energy related services:

•	Boiler and related equipment inspections and operational advice;

•	Energy (electrical and natural gas) rate/purchase assistance, hedging and contract negotiation;

•	Fuel and energy cost and consumption report data management;

•	Thermographic electric surveys;

•	Performance of Corporate Environmental Inspections at Neenah mills;

•	Environmental regulatory/technical advice and assistance

•	Forestry audits and certification advice and assistance; and

•	Wastewater testing (tickler, product formulation toxicity and permit compliance bioassays

All services will be provided on an as requested basis at a cost of $90 per professional hour spent plus travel expenses.

Treasurer’s Office Services

     Kimberly-Clark’s Treasurer’s Office will provide services to Neenah relating to Cash Management, Hedging, Debt Management and other treasury-related functions. The fee for advice and counsel relating to cash management services will be $200 per hour. These services will be available for six months after the Distribution Date.

Purchasing Services

Kimberly-Clark will provide those support services of the type that have been traditionally provided by it to the Business and which are related to purchasing chemicals, research materials, trial support, capital projects and the maintenance of the Purchasing System Information Center and Purchasing Systems. Fees for these services will be as follows:

Purchasing materials and services for Fine Papers	$6,100 per month
Purchasing materials and services for Technical Papers	$6,100 per month
Transaction processing for Purchasing System	$6,100 per month
Systems support for Purchasing System	$2,000 per month

These services do not include the renegotiation of and related transactional activity associated with establishing contracts for Neenah that were previously part of Kimberly-Clark’s multiple facility contracts.

Kimberly-Clark shall endeavor, whenever possible, to arrange for the purchase of goods or services in the name of Neenah, which shall provide Kimberly-Clark with written authorizations or such other documents as Kimberly-Clark may reasonably require from time to time in order to provide evidence of Kimberly-Clark’s authority to act on behalf of Neenah pursuant to this provision.

Risk Management

Kimberly-Clark’s Risk Management Department will provide advice as requested on whether Neenah’s insurance brokers are properly following through on and assisting with administration of Neenah insurance coverages. The cost of such services will be $200 per month. Such services will be available for two (2) months after the Distribution Date.

Tax Services

Kimberly-Clark will provide advice and counsel on tax planning issues relating to the preparation of U.S. federal income and excise tax, and state and local income, franchise, property and sales tax return. Such tax planning services will be provided at a cost of $ 250 per hour and will be available for 6 months after the Distribution Date.

Activities required by the Tax Sharing Agreement are specifically excluded from this hourly charge and will be provided free of charge under the terms set for the in the Tax Sharing Agreement.

Accounting Services

Kimberly-Clark will provide the following accounting services to Neenah -US at the identified costs to Neenah:

Service	Cost per Month

Centralized Mill Accounting — Fine Paper	$11,900
Centralized Mill Accounting — Technical Paper	$4,700
Cost Accounting	$7,300
Knoxville AP	$10,700
SYZYGY	$16,500
Property Accounting	$4,000
Accounts Receivable/Credit	$12,900	*
Financial Reporting	$10,900

*Accounts Receivable/Credit billing amount will be reduced by $5,000 when Neenah no longer requires Credit support from KC. K-C will also bill for the cost of a temporary employee if required to handle manual accounts receivable transactions for the first 90 days after the Distribution Date.

Additional accounting project work requested by Neenah will be provided at a cost of $200 per hour.

These costs do not include the systems costs associated with these activities. Systems costs are addressed in the MIS section of this Agreement.

Patent Services

Kimberly-Clark will provide patent support services to Neenah consistent with the services provided prior to the Distribution Date. Such services of Kimberly-Clark attorneys and paralegals as requested by Neenah and agreed to by Kimberly-Clark will be provided until December 31, 2004 at $250 per hour for attorney time and $150 per hour for paralegal time. All costs of maintaining patents and patent applications, as requested by Neenah, anywhere in the world, will be charged directly to Neenah.

Trademark Services

Kimberly-Clark will provide trademark services to Neenah, consistent with services provided prior to the Distribution Date, related to searching, prosecution and maintenance of trademarks. Such services of Kimberly-Clark attorneys and paralegals will be provided as requested by Neenah at $250 per hour for attorney time and $150 per hour for paralegal time. Neenah will be directly responsible for trademark conflicts and litigation. All outside fees, such as search fees, counsel fees and trademark maintenance and prosecution fees as requested by Neenah, anywhere in the world, will be charged directly to Neenah.

Roswell Technical Support

Kimberly-Clark will provide Analytical Lab support and Product Safety support to Neenah on an as requested basis at a cost of $ 225 per hour spent plus the cost of any outside services required. Such services will be provided until December 31, 2004.

Tenancy

Neenah will be provided a month-to-month tenancy in the space which is occupied by the Business, as of the date hereof, at Kimberly-Clark’s Roswell, Georgia Operations Headquarters complex. Rent and related tenancy charges for the space occupied by the Technical Papers research team will be $13,600 per month. Neenah will provide Kimberly-Clark with at least thirty (30) days’ prior written notice of the specific day in such month that Neenah will vacate such premises. The related tenancy charges include charges for all taxes, utilities, and tenant services that are currently being provided by K-C or third parties on behalf of K-C (primarily Site Administration and the Health Center), including, but are not limited to, electricity, maintenance, security, groundskeeping, mail service, warehouse service and access to cafeteria and health services. Neenah will make a good faith effort to vacate such premises and terminate the tenancy no later than December 31, 2005.

Corporate Security

KC will provide corporate security services to Neenah consistent with those services provided prior to the distribution date. The cost of such services will be $5,000 per month plus direct expenses associated with special investigations.